Exhibit 99.1

Chembio Awarded Up to $13.2 Million U.S. Government Contract
To Develop and Commercialize Point-of-Care Tests for Zika Virus

MEDFORD, NY, August 25, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that it has been awarded a contract for up to $13.2 million in total funding from the U.S. Department of Health and Human Services (HHS); Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority (BARDA) for the development and commercialization of the Company's rapid POC Zika test and Zika-related products.
The award includes an initial commitment of $5.9 million allocated specifically to the DPP® Zika IgM/IgG Assay and DPP® Micro Reader, as well as an option for an additional $7.3 million to fund the development, clinical trial and regulatory submissions related to the Company's DPP® Zika/Chikungunya/Dengue IgM/IgG Combination Assay.
John Sperzel, Chembio's Chief Executive Officer, commented, "We are very happy to receive this BARDA contract as it will allow the Company to further develop the DPP® Zika IgM/IgG Assays, complete key clinical trials, and complete important U.S. regulatory submissions. Given the limitations of laboratory-based Zika tests, we believe Chembio's POC DPP® Zika IgM/IgG Assays will become essential tools in the battle against the Zika virus, which is likely to endanger millions of people, in both the U.S. and abroad in the coming years, especially pregnant women."
The Company believes currently available genetic tests for the Zika virus have limited utility as they are accurate only during a narrow window of time between initial Zika virus exposure and the patient's development of detectable antibodies to the virus, a process known as seroconversion. Following seroconversion, antibody tests are recommended to accurately identify Zika virus infections. The DPP® Zika IgM/IgG Assay will provide timely results, during the patient consultation. The DPP® Zika System, which includes the DPP® Zika IgM/IgG Assay and DPP® Micro Reader, detects both IgM and IgG antibodies, uses a 10uL fingerstick blood sample and provides quantitative results in 15 minutes.
The DPP® Zika/Chikungunya/Dengue IgM/IgG Combination Assay simultaneously detects IgM and IgG antibodies for Zika, Dengue and Chikungunya, uses a 10uL fingerstick blood sample and provides quantitative results in 15 minutes.
This project has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201600022C.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.
Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com